Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES INITIAL PRODUCTION OF ETHANOL

AT ITS SHENANDOAH, IOWA PLANT

Omaha, NE -- August 29, 2007 (Market Wire) -- Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) (AMEX: GPRE), which began its Shenandoah plant operations on August 23, 2007, produced its first batch of ethanol yesterday and will have sufficient quantities for shipment by early next week.

Wayne Hoovestol, Chief Executive Officer, commented, “We are proud to reach this milestone in our history. As other ethanol producers know quite well, in addition to finding skilled personnel, there is a sizeable monetary investment, lots of hard work, and even some luck required to get a plant to the operating stage. I would like to thank our shareholders; our employees; our contractors; our grain suppliers; the city of Shenandoah and everyone else that has helped Green Plains bring this plant into operation.”

The Shenandoah plant will have an annual capacity to produce approximately 50 million gallons of ethanol and 160,000 tons of distillers grains from approximately 18 million bushels of corn. The plant employs 37 full-time people. Fagen, Inc. constructed the plant and ICM, Inc. provided the process technology design.

Doug Archer, General Manager, said, “I recently joined Green Plains as General Manager of their ethanol plants and am very excited to be part of this growing company and dynamic industry.  Ethanol provides local economic benefits and positive alternatives for our country’s energy needs. Our employees, Fagen, and ICM, have worked tirelessly these past couple weeks to bring this plant on-line.”

Mr. Hoovestol added, “We will now focus our efforts on efficient operation of the Shenandoah plant, as well as preparing for the completion early next year of our second 50 million gallon plant, currently under construction in Superior, Iowa.”

About Green Plains Renewable Energy, Inc.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa. The Superior plant is anticipated to begin production sometime early in 2008.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and operation, and other risk factors detailed in Green Plains' SEC filings. Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Wayne Hoovestol, CEO

   Green Plains Renewable Energy, Inc.

               (402) 884-8700

               www.gpreethanol.com